Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-197076) pertaining to TimkenSteel Corporation Savings Plan for Certain Bargaining Employees;
(2)	Registration Statement (Form S-8 No. 333-197077) pertaining to TimkenSteel Corporation Savings and Investment Pension Plan;
(3)	Registration Statement (Form S-8 No. 333-197078) pertaining to TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan; and
(4)	Registration Statement (Form S-8 No. 333-197079) pertaining to TimkenSteel Corporation Voluntary Investment Pension Plan
of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of TimkenSteel Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 2, 2015